EXHIBIT 99.1

NARA BANCORP, INC. ANNOUNCES 28% INCREASE IN 2004 FIRST QUARTER INCOME

LOS ANGELES – April 26, 2004 – Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank, N.A., today announced preliminary unaudited financial results for 2004 first quarter. The Company reported net income of $4.1 million, or $0.35 per diluted share, for the quarter ended March 31, 2004 compared with $3.2 million, or $0.29 per diluted share for the same quarter last year.

First Quarter Highlights:

     General

•	18.66% ROE compared with 19.32% for first quarter of 2003

•	1.31% ROA compared with 1.32% for first quarter of 2003

•	Declared $0.05 dividend for the first quarter of 2004

     Balance Sheet Items – (March 31, 2004 vs. December 31, 2003)

•	20% annualized or $52.7 million loan growth to $1,054.0 million

•	7% annualized or $19.2 million deposit growth to $1,080.7 million

•	Maintained a low 0.43% non-performing assets to total assets ratio compared to 0.44%

     Income Statement Items – (2004 First Quarter vs. 2003 First Quarter)

•	28% increase in net income to $4.1 million compared to $3.2 million

•	21% increase in diluted EPS to $0.35 compared to $0.29

•	24% increase in interest income to $17.2 million compared to $13.9 million

•	3% decrease in interest expense to $3.9 million compared to $4.1 million

•	24% increase in non-interest income to $6.0 million compared to $4.9 million

•	33% increase in non-interest expense to $11.0 million compared to $8.3 million

Financial Summary

The Company reported net income of $4.1 million, or $0.35 diluted earnings per share, an increase of 28%, for the first quarter of 2004 compared with $3.2 million, or $0.29 per diluted earnings per share for the first quarter of 2003.

The resulting annualized return on average assets for the first quarter of March 2004 was 1.31% and the annualized return on average equity was 18.66%. The ROA and ROE for the first quarter of 2003 were 1.32% and 19.32%, respectively. The efficiency ratio was 56.98% in the first quarter of 2004 compared to 56.19% for the corresponding period of the previous year.

Benjamin Hong, President and Chief Executive Officer, commented, “We are very pleased with another strong financial performance during the first quarter of 2004. This is our seventh consecutive quarters of earnings growth. Our consistent and continuing earnings growth reflects our success in executing a balanced growth in all regions.

“Without our recent pretax impairment charge of $1.6 million on investment securities as a result of and decline in market value due to the interest rate environment, our first quarter efficiency ratio was below 50% compared with 56% in the first quarter of 2003. We have been successful in expanding our franchise by opening new branches in key market places while controlling our expenses. Based on our first quarter performance and our current interest rate environment, we are increasing our estimate for 2004 full year diluted EPS from our previous estimate of between $1.46 to $1.50 to between $1.48 and $1.51.”

Net Income and Net Interest Income

Net income increased by 28% to $4.1 million for the quarter ended March 31, 2004 from $3.2 million for the corresponding quarter ended March 31, 2003. Net interest income before provision for loan losses for the quarter increased by $3.4 million, or 35%, to $13.3 million compared with $9.9 million in 2003. The increase was due to an increase of $252 million in average net interest earning assets to $1,171.1 million in the first quarter of 2004 compared with $918.9 million in the first quarter of 2003. Net interest margin increased to 4.55% for the first quarter of 2004 compared with 4.30% for the same period in 2003. The increase in net interest margin is attributable to the decrease in cost of interest bearing liabilities offset by a decline in yield of the interest earning assets.

Non-interest Income

Non-interest income increased $1.1 million to $6.0 million for the quarter ended March 31, 2004 compared with $4.9 million for the corresponding quarter of 2003. The increase was primarily due to an increase in service charge on deposits, gains on sale of securities, and gains on interest rate hedge valuation offset by a decrease in gains on sale of SBA loans. During the first quarter of 2004, service charge on deposits increased $303,000, or 18%, to $2.0 million compared with $1.7 million in the first quarter of 2003. Gains on sale of securities were $305,000 during the first quarter of 2004 compared with $159,000 in the same period of 2003. Gains on interest rate hedge valuation were $720,000 during the first quarter of 2004 compared with $148,000 in the same period of 2003. Gains on sale of SBA loans decreased $262,000 to $938,000 during the first quarter of 2004 compared with $1.2 million in the same period of 2003.

Non-interest Expense

Non-interest expense for the first quarter increased by $2.7 million to $11.0 million from $8.3 million for the corresponding quarter of 2003, primarily due to a recognition of an other than temporary impairment charge of $1.6 million on investment securities and an increase in expenses related to personnel and occupancy. Personnel expenses increased $321,000 to $4.9 million due to acquisitions (Asiana Bank in August of 2003 and Korea Exchange Bank of New York, Broadway Branch in October 2003) and opening of new branches (Diamond Bar Branch in June 2003 and Wilshire Branch in August 2003) and loan production offices (Virginia in May 2003 and Denver in January 2004). Occupancy expenses also increased $334,000 to $1.4 million due to the Asiana Bank acquisition, the opening of new branches and loan production offices, and the general increases to the existing building leases.

Loan Growth

Highest growth in the loan portfolio came from the commercial real estate, which increased $46.2 million to $622.1 million at March 31, 2004 compared with December 31, 2003. Commercial loans increased $6.4 million to $245.2 million. Trade finance decreased $3.3 million to $59.5 million. SBA loans increased $2.1 million to $64.7 million. During the first quarter of 2004, the SBA department funded $17.0 million in SBA loans and sold $11.2 million. Consumer loans increased $1.6 million to $65.0 million.

Credit Quality

Non-performing assets decreased $161,000 to $5.4 million at March 31, 2004 compared with $5.6 million at December 31, 2003. Non-performing assets consist of $5.1 million in non-accrual loans, $179,000 in delinquent loans on accrual status, and $198,000 in troubled debt restructured loans. Of the $5.1 million in non-accrual loans, approximately $4.0 million are fully secured. The entire balance of the restructured loans is currently fully performing.

Net loan charge-offs were $407,000 for the quarter ended March 31, 2004 compared with net charge-offs of $351,000 for the corresponding quarter of the prior year. Annualized net loan charge-off ratio for the first quarter of 2004 was 0.16% compared with 0.05% for the corresponding quarter of 2003. The ratio of allowance for loan losses was 1.29% at March 31, 2004 compared with 1.25% at December 31, 2003.

The Company provided $1.5 million in provisions for loan losses during the first quarter of 2004 compared with $1.3 million in the corresponding quarter of 2003. Additional provisions during the quarter brought the allowance for loan losses to $13.6 million compared with $12.5 million at December 31, 2003. The increase in the allowance for loan losses reflects the growth of the loan portfolio.

Securities

Securities, including those available for sale and held to maturity, totaled $127.4 million at March 31, 2004, a decrease of $1.0 million compared with December 31, 2003. During the first quarter, the Company purchased $17.4 in securities and $16.0 million in securities were sold or matured. In March 2004, as a result of an other than temporary decline in market value due to interest rates a $1.6 million charge was taken for floating rate agency preferred stocks with a cost basis of $9.9 million.

Deposits

Deposits increased $19.2 million to $1,081 million at March 31, 2004 from December 31, 2003. The average cost of deposits for the quarter ended March 31, 2004 decreased to 1.16% from 1.21% for the quarter ended December 31, 2003.

Income Taxes

The effective tax rate for the quarter ended March 31, 2004 was 39% compared with 37% in the first quarter of 2003.

Capital

Stockholders’ equity increased by $6.7 million to $91.7 million at the end of the 2004 first quarter from $85.0 million at December 31, 2003. The Tier 1 Leverage Ratio of the Company was 8.95% at March 31, 2004 compared with 8.84% at December 31, 2003. The total risk based capital ratio was 12.00% at March 31, 2004 compared with 11.78% at December 31, 2003. The Company’s capital ratios exceed regulatory requirements, and the Company continues to be categorized as “Well Capitalized.”

2004 First Quarter Earnings Teleconference and Webcast

Nara will hold a conference call and audio webcast, Tuesday, April 27, 2004, at 8:00 a.m. Pacific time to discuss the financial results of the 2004 first quarter. The webcast will be available through a link on the Investor Relations page of the Company’s website at www.narabank.com and may be accessed through CCBN at www.companyboardroom.com. The dial in number is (800) 901 – 5217 and the passcode is 17256728. If you are unable to listen to the webcast, a replay will be available at both websites temporarily.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A., which was founded in 1989. Nara Bank is a full-service commercial bank headquartered in Los Angeles with twenty-four branches and offices in the United States and one representative office in Seoul, Korea. Nara Bank operates full-service branches in California and New York with loan production offices in California, Washington, Colorado, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA.”

Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services, and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Nara Bancorp’s financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT INFORMATION:
Benjamin B. Hong, President and Chief Executive Officer
213-639–1700

Timothy T. Chang, Chief Financial Officer
213-637-2596

Annie Ahn, Public Relations
213-427-6315

Nara Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in Thousands) (Unaudited)

	March 31, 2004	December 31, 2003
	Unaudited	Unaudited
Assets
Cash and due from banks	$44,323	$34,238
Term fed funds sold	7,000	5,000
Federal funds sold	7,000	37,200
Securities available for sale, at fair value	125,383	126,412
Securities held to maturity, at cost (fair value $2,174 at March 31, 2004 and $2,149 at December 31, 2003)	2,001	2,001
FHLB and other equity securities	5,312	5,958
Loans	1,054,012	1,001,265
Allowance for loan losses	(13,564)	(12,471)

Net loans	1,040,448	988,794

Accrued interest receivable	4,338	4,718
Premises and equipment, net	6,606	6,766
Goodwill, net	1,909	1,909
Intangible assets, net	4,647	4,855
Other assets	29,020	42,177

Total assets	$1,277,987	$1,260,028

Liabilities
Deposits	$1,080,655	$1,061,415
Borrowings	52,000	60,000
Junior subordinated debentures	39,268	39,268
Accrued interest payable	3,413	3,291
Other liabilities	10,979	11,057

Total liabilities	1,186,315	1,175,031

Stockholders’ Equity
Common stock, $0.001 par value, authorized 20,000,000 shares at March 31, 2004 and at December 31, 2003, shares issued and outstanding 11,585,089 at March 31, 2004 and 11,560,089 at December 31, 2003	$12	$12
Capital surplus	43,492	43,058
Deferred compensation	(8)	(10)
Retained earnings	45,555	41,992
Accumulated other comprehensive income (loss)	2,621	(55)

Total stockholders’ equity	91,672	84,997

Total liabilities and stockholders’ equity	$1,277,987	$1,260,028

Nara Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Three Months Ended March 31,
	2004	2003
INCOME STATEMENT
Interest income:
Loans	$14,880	$11,467
Securities	1,396	1,403
Interest rate swaps	905	833
Federal funds sold and interest-bearing deposits with other financial institutions	65	238

Total interest income	17,246	13,941

Interest expenses:
Deposits	3,083	3,296
Junior subordinated debentures	559	354
Borrowings	292	419

Total interest expense	3,934	4,069

Net interest income	13,312	9,872
Provision for loan losses	1,500	1,300

Net interest income after provision for loan losses	11,812	8,572

Noninterest income:
Service charge on deposits	2,027	1,724
Other charges and fees	2,018	1,633
Gain on sale of loans and securities	1,243	1,359
Gain on interest rate swaps	720	148

Total noninterest income	6,008	4,864

Noninterest expense:
Personnel	4,882	4,561
Occupancy	1,386	1,052
Furniture and equipment	419	376
Advertising and marketing	307	335
Communications	161	149
Data processing	572	466
Professional fees	552	453
Office supplies and forms	99	84
Other than temporary impairment	1,633	—
Miscellaneous expense	997	804

Total noninterest expense	11,008	8,280

Income before income taxes	6,812	5,156
Income taxes provision	2,669	1,919

Net income	$4,143	$3,237

Earnings Per Share:
Basic	$0.36	$0.30
Diluted	0.35	0.29
Average Shares Outstanding
Basic	11,578,111	10,697,812
Diluted	12,006,349	11,225,321

Nara Bancorp, Inc.
Supplemental Data

(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At or for the three months ended March 31,
	2004	2003
Profitability measures:
ROA	1.31%	1.32%
ROE	18.66%	19.32%
Net interest margin	4.55%	4.30%
Efficiency ratio	56.98%	56.19%
Yield on average interest-earning assets	5.89%	6.07%
Cost of interest bearing liabilities	1.87%	2.44%
Net charge off /Average gross loans	0.16%	0.05%

	For the three months ended
	March 31, 2004	March 31, 2003
AVERAGE BALANCES
Net interest earning assets	$1,171,064	$918,947
Gross Loans	1,027,993	739,791
Other Assets	92,044	62,252

Total assets	1,263,108	981,199

Deposits:
Noninterest bearing demand deposits	319,087	232,717
Savings and interest bearing demand deposits	303,570	222,053
Time deposits	439,718	362,581
Total deposits	1,062,375	817,351
Borrowings	59,353	64,701
Junior subordinated debentures	39,268	17,415
Interest bearing liabilities	841,909	666,750
Other Liabilities	13,289	14,7022

Total liabilities	1,174,285	914,169

Equity	88,823	67,030

	March 31, 2004	December 31, 2003
LOAN PORTFOLIO ANALYSIS:
Real Estate	$622,117	$575,930
Commercial	245,200	238,798
Trade Finance	59,460	62,741
SBA Loans	64,651	62,589
Consumer and Other Loans	64,985	63,371

Loans outstanding	1,056,413	1,003,429
Unamortized Deferred Loan Fees	(2,400)	(2,164)

Loans, net of unearned loan fees	$1,054,013	$1,001,265

	March 31, 2004	March 31, 2003
ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period	$12,471	$8,458
Provision for Loan Losses	1,500	1,300
Recoveries	310	75
Charge Offs	(717)	(426)

Balance at End of Period	$13,564	$9,407

	March 31, 2004	December 31, 2003	March 31, 2003
NON-PERFORMING ASSETS:
Delinquent Loans on Non-Accrual Status	$5,055	$4,855	$1,540
Delinquent Loans on Accrual Status	179	209	100

Total Non-Performing Loans	$5,234	$5,064	$1,640
OREO	—	—	16
Restructured Loans	198	529	445

Total Non-Performing Assets	$5,432	$5,593	$2,101

Non-Performing Assets/ Total Assets	0.43%	0.44%	0.21%
Non-Performing Loans/Gross Loans	0.50%	0.51%	0.22%
Loan Loss Allowance/ Gross Loans	1.29%	1.25%	1.24%
Loan Loss Allowance/ Non-Performing Loans	259%	246%	574%

	March 31, 2004	December 31, 2003
SELECTED DEPOSIT DATA:
Noninterest bearing demand deposits	$325,712	$325,647
Savings and interest bearing demand deposits	296,674	291,628
Time deposits	458,267	444,140

Total deposit balances	$1,080,653	$1,061,415

Average cost of deposit at quarter end	1.16%	1.21%

	March 31, 2004	December 31, 2003
SELECTED EQUITY DATA:
Total stockholders’ equity	91,672	84,997
Tier 1 risk-based capital ratio	10.19%	9.82%
Total risk-based capital ratio	12.00%	11.78%
Tier 1 leverage ratio	8.95%	8.84%
Book value per share	$7.91	$7.35